Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bottomline Technologies (de), Inc. for the registration of 205,882 shares of its common stock and to the incorporation by reference therein of our reports dated August 29, 2013, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc., and the effectiveness of internal control over financial reporting of Bottomline Technologies (de), Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 20, 2014